Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On April 1, 2024 ZimVie Inc. (the “Company”) announced it had completed the previously announced sale of its spine business to H.I.G. Capital for $315.0 million of cash, subject to certain customary adjustments as set forth in the purchase agreement, and a $60.0 million promissory note. The following unaudited pro forma condensed consolidated balance sheet is based upon the historical financial statements of ZimVie, Inc. and its consolidated subsidiaries (collectively, “ZimVie”), adjusted to reflect the disposal of the spine business and the repayment of $275.0 million of outstanding indebtedness with a portion of the proceeds (collectively, the “Transaction”). The unaudited pro forma condensed consolidated balance sheet was prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed consolidated balance sheet of ZimVie should be read in conjunction with the related notes herein and with the historical consolidated financial statements of ZimVie and the related notes included in previous filings with the Securities and Exchange Commission. The unaudited pro forma condensed consolidated balance sheet reflects the impacts of the Transaction as if it occurred on December 31, 2023. The pro forma adjustments, described in the related notes, are based on the best available information and certain assumptions that ZimVie believes are reasonable.

The unaudited pro forma condensed consolidated balance sheet is provided for illustrative and informational purposes only and is not necessarily indicative of what ZimVie’s financial position would have been had the Transaction occurred on December 31, 2023. Readers should not rely on the unaudited pro forma condensed consolidated balance sheet as being indicative of ZimVie’s financial position as of any future date.

ZimVie has not included an unaudited pro forma condensed consolidated statement of operations herein as the Transaction was already reflected as a component of discontinued operations within ZimVie’s financial statements for each of the three years ended December 31, 2023 included in its 2023 Annual Report on Form 10-K.

ZIMVIE INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2023

	ZimVie Historical	Disposal of Spine Business (A)	Notes	Pro Forma
ASSETS	(amounts in thousands except per share data)
Current Assets:
Cash and cash equivalents	$71,511	$17,120	B	$88,631
Accounts receivable, less allowance for credit losses	65,168	-		65,168
Inventories	79,600	-		79,600
Prepaid expenses and other current assets	23,825	-		23,825
Current assets of discontinued operations	242,773	(242,773)		-
Total Current Assets	482,877	(225,653)		257,224
Property, plant and equipment, net	54,167	-		54,167
Goodwill	262,111	-		262,111
Intangible assets, net	114,354	-		114,354
Other assets	26,747	58,703		85,450
Noncurrent assets of discontinued operations	265,089	(265,089)		-
Total Assets	$1,205,345	(432,039)		$773,306
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$27,785	$-		$27,785
Income taxes payable	2,863	-		2,863
Other current liabilities	67,108	4,904	C	72,012
Current liabilities of discontinued operations	75,858	(75,858)		-
Total Current Liabilities	173,614	(70,954)		102,660
Deferred income taxes	265	-		265
Lease liability	9,080	-		9,080
Other long-term liabilities	9,055	-		9,055
Non-current portion of debt	508,797	(274,125)	D	234,672
Noncurrent liabilities of discontinued operations	95,041	(95,041)		-
Total Liabilities	795,852	(440,120)		355,732
Commitments and Contingencies
Stockholders’ Equity:
Common stock, 0.01 par value, 150,000 shares authorized Shares, issued and outstanding, of 27,076 and 26,222, respectively	271			271
Preferred stock, 0.01 par value, 15,000 shares authorized, 0 shares issued and outstanding	-	-		-
Additional paid in capital	922,996	-		922,996
Accumulated deficit	(440,814)	13,766	E	(427,048)
Accumulated other comprehensive loss	(72,960)	(5,684)	E	(78,644)
Total Stockholders’ Equity	409,493	8,081		417,574
Total Liabilities and Stockholders’ Equity	$1,205,345	$(432,039)		$773,306

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A)
These adjustments reflect the disposition of the spine business assets and liabilities that had been reported as "held for sale" as of December 31, 2023 for approximately $317.2 million in cash (inclusive of $2.2 million in preliminary changes in specified balance sheet items as compared to the amounts set forth in the agreement to sell the spine business) and a $60.0 million promissory note receivable. The final cash amount will be determined subsequent to closing based on the final working capital balance. The adjustments also reflect a repayment of approximately $275.0 million of outstanding indebtedness with a portion of the proceeds and a net adjustment to deferred tax assets of approximately $1.3 million.

The $60.0 million promissory note bears interest at 10% per annum and ZimVie would have recorded interest income of approximately $6 million in continuing operations, offset by any associated tax effects, on this note had the transaction occurred on January 1, 2023, and the resulting impact on earnings per share.

(B)
Represents the net impact on cash consideration received from the disposal of the spine business at closing and offset by the repayment of $275.0 million of outstanding indebtedness, $16.3 million of estimated transaction costs paid at closing and an additional $8.7 million of cash sold at the transaction close in comparison to the amount included in current assets of discontinued operations at December 31, 2023.

(C)
This primarily represents the recognition of a liability associated with the increase in the value of the net assets of the spine business from December 31, 2023 to the transaction close date, that were paid for by H.I.G. Capital on the closing date but were not yet reflected in the December 31, 2023 balance sheet. This is offset by the payment of $5.0 million of transaction costs that were reflected as an accrual on the December 31, 2023 balance sheet.

(D)
Represents the repayment of $275.0 million of outstanding indebtedness, as offset by the write off of debt issuance costs associated with this partial repayment.

(E)
Represents the impact on accumulated deficit resulting from the estimated gain on the sale of the spine business, the impact of estimated transaction costs, the write off of debt issuance costs, the recognition of cumulative translation adjustments associated with divested entities and the associated deferred tax impacts of these transactions.